Exhibit 10.6.4

EXECUTION

AMENDMENT NO. 2 TO
AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of May 23, 2016 (this “Amendment”), is entered into by and among Ditech Financial LLC (the “Seller”), Barclays Bank PLC, as a purchaser (in such capacity, “Barclays”) and as the agent (in such capacity, the “Agent”), and Sutton Funding LLC, as a purchaser (in such capacity, “Sutton” and, together with Barclays, each a “Purchaser” and collectively, the “Purchasers”). Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings assigned to such terms in the Amended and Restated Master Repurchase Agreement, dated as of April 23, 2015, as amended by that Amendment No. 1 dated April 21, 2016 (as further amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), among the Agent, the Purchasers and Green Tree Servicing, LLC (“Green Tree”), as a seller, and Ditech Mortgage Corp. (“Ditech”), as a seller.
Recitals
WHEREAS, Ditech, Green Tree, the Purchasers and the Agent were party to the Repurchase Agreement;
WHEREAS, the Purchasers, the Agent, Green Tree, Ditech and certain other parties entered into that certain Omnibus Amendment and Approval of Merger, dated as of August 28, 2015, pursuant to which the parties thereto acknowledged that (i) Ditech and DT Holdings LLC merged with and into Green Tree, (ii) the surviving entity changed its legal name to “Ditech Financial LLC”, a Delaware limited liability company, and (iii) Ditech Financial LLC continued as the sole surviving entity and assumed all rights and liabilities of Ditech and Green Tree under the Repurchase Agreement;
WHEREAS, pursuant to Section 28 of the Repurchase Agreement, the parties hereto desire to amend the Repurchase Agreement as described below.
NOW, THEREFORE, pursuant to the provisions of the Repurchase Agreement concerning modification and amendment thereof, and in consideration of the amendments, agreements and other provisions herein contained and of certain other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Agreements
Section 1.Amendments.
(a)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined term “Change in Control” and replacing it with the following:
“Change in Control” means (a) any transaction or event as a result of which Guarantor ceases to own, directly or indirectly, beneficially or of record, more than 50% of the membership interests of Seller, (b) the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization or financing transaction or routine sales of Mortgage Loans) or all or substantially all of Guarantor’s assets, as applicable, or (c) the consummation of a merger or consolidation of Seller or Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Seller or Guarantor, as applicable, immediately prior to such merger, consolidation or other reorganization.
(b)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined term “Fannie Mae” and replacing it with the following:
“Fannie Mae” means the Federal National Mortgage Association or any successor thereto.
(c)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined term “Freddie Mac” and replacing it with the following:
“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.
(d)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined term “Maturity Date” and replacing it with the following:
“Maturity Date” means May 22, 2017.
(e)    Section 2 of the Repurchase Agreement is hereby amended by adding the defined term “Net Income” in its proper alphabetical sequence:
“Net Income” means, for any period, the net income of any Person for such period as determined in accordance with GAAP.
(f)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined term “Termination Date” and replacing it with the following:
“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the termination of the Mortgage Loan Participation Purchase and Sale Agreement, (iii) the day on which the Seller or the Guarantor merges with or consolidates into another entity or any other corporate reorganization and thereafter (a) the surviving entity fails to assume all the obligations of Seller under this Agreement or the Guarantor under the Guaranty, as applicable, or (b) the creditworthiness of the surviving entity is materially weaker, in the Agent’s sole and good faith discretion, than that of Seller or the Guarantor, as applicable, immediately prior to such merger or consolidation, (iv) the day on which, due to a Change in Law, it becomes unlawful for a party to this Agreement to perform its obligations to make payment or deliver or to receive payment or delivery with respect to the Transactions or to otherwise comply with the material terms of this Agreement; (v) failure of Seller to operate or conduct its respective business operations or any material portion thereof in the ordinary course, or any other material adverse change in Seller’s business operations or financial condition, which, in Agent’s good faith discretion, constitutes a material impairment of Seller’s ability to perform its obligations under this Agreement or any other related document; (vi) upon five (5) Business Days’ prior written notice from Seller to Purchaser following the occurrence of a Change in Law that increases Purchaser’s costs (as further described in Section 3(h) hereof); (vii) at the option of Purchaser, the occurrence of an Event of Default under this Agreement after the expiration of any applicable grace period; and (viii) at the option of Purchaser, the effective date of any event described in Section 14(p) or Section 14(r).

(g)    Section 13(q) of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
(q)    Custodian. The Custodian is not an Affiliate of Seller.
(h)    Section 14(g)(ii)(A) of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(A)
Seller shall maintain a Tangible Net Worth of not less than the greater of (x) $300,000,000, (y) 2.50% of the Aggregate Forward Rate Locks, or (z) 5.00% of Seller’s outstanding recourse debt at month end.

(i)    Section 14(g)(ii)(C) of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(C)
The ratio of Seller’s Indebtedness (excluding nonrecourse Indebtedness and excluding all Indebtedness that relates to Seller’s guarantee obligations of its Parent Company’s debt) to Tangible Net Worth shall not be less than 8:1 at month end.

(j)    Section 14(g)(ii) of the Repurchase Agreement is hereby amended by adding the following clause (D) in its proper alphabetical sequence:

(D)
Seller shall report positive pre-tax Net Income, on a quarterly basis, as determined in accordance with GAAP before (i) non-cash fair value changes related mortgage servicing rights; (ii) impairments to goodwill and intangible assets; (iii) stock compensation expenses and (iv) non-cash fair value changes in the assets and liabilities related to securitization trusts.

(k)    Section 14(i)(vii) of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
(vii) after May 23, 2016, any financial covenants Seller becomes subject to or any change or modification to, or waiver of compliance with, any financial covenants Seller is obligated to comply with, in either case, under any repurchase agreement or other warehouse financing related to new origination mortgage loans, provided that such financial covenant is more favorable to Purchasers than the financial covenant(s) set forth in this Agreement, considering the definitions and calculation of the financial covenant(s) for which notice and analysis is sought, or a substantially similar financial covenant is not set forth in this Agreement;
Section 2.    Agreement in Full Force and Effect as Amended. As specifically amended hereby, the Repurchase Agreement remains in full force and effect. All references to the Agreement in any Program Document shall be deemed to mean the Repurchase Agreement as supplemented and amended hereby. This Amendment shall not constitute a novation of the Repurchase Agreement, but is a supplement thereto. The parties hereto agree to be bound by the terms and conditions of the Repurchase Agreement, as supplemented and amended by this Amendment, to the same effect as if such terms and conditions were set forth herein verbatim.
Section 3.    Conditions to Effectiveness of this Amendment. This Amendment shall become effective on the day when the Seller shall have (i) paid to Purchasers and Agent and Purchasers and Agent shall have received all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents, including, without limitation, a fully-earned, non-refundable fee of $750,000 (the “Renewal Fee”), in each case, in immediately available funds, and without deduction, set-off or counterclaim in accordance with Section 2 of the Pricing Side Letter, in each case, in immediately available funds, and without deduction, set-off or counterclaim, and (ii) delivered to Purchaser (a) a copy of this Amendment duly executed by each of the parties hereto and (b) any other documents reasonably requested by Purchaser or Agent, each of which shall be in form and substance acceptable to Purchaser.
Section 4.    Miscellaneous.
(a)    This Amendment shall be binding upon the parties hereto and their respective successors and assigns.
(b)    The various headings and sub-headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Repurchase Agreement or any provision hereof or thereof.
(c)    THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS EXCEPT SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(d)    This Amendment may be executed in one or more counterparts and by the different parties hereto on separate counterparts, including without limitation counterparts transmitted by facsimile or in .pdf format, each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same agreement.
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IN WITNESS WHEREOF, each undersigned party has caused this Amendment No. 2 to the Amended and Restated Master Repurchase Agreement to be duly executed by one of its officers thereunto duly authorized as of the date and year first above written.
DITECH FINANCIAL LLC, as Seller
By:    /s/ Cheryl Collins
Name:    Cheryl Collins
Title:     SVP & Treasurer
BARCLAYS BANK PLC, as Agent and a Purchaser
By:    /s/ Joseph O 'Doherty
Name:    Joseph O 'Doherty
Title:     Managing Director
SUTTON FUNDING LLC, as a Purchaser
By:    /s/ Ellen Kiernan
Name:    Ellen Kiernan
Title:     Vice President

Signature Page to Barclays – Ditech Amendment No. 2 to A&R MRA